Exhibit 3.2

ARTICLES OF AMENDMENT

DESIGNATING

CLASS A EQUIVALENT PREFERRED STOCK

OF

COMCAST CORPORATION

(PURSUANT TO SECTION 1522 OF THE PENNSYLVANIA BUSINESS CORPORATION LAW)

Comcast Corporation, a Pennsylvania corporation (the “Corporation”), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation (the “Board of Directors”) at a meeting duly called and held on December 3, 2025:

WHEREAS, the Board of Directors has authorized the Corporation to enter into an exchange agreement (the “Subsidiary Exchange Agreement”) with certain of its subsidiaries (the “Affiliates”), pursuant to which the Corporation would issue to the Affiliates shares of a series of preferred stock of the Corporation having the voting rights and designations, preferences, qualifications, privileges, limitations, restrictions and other special and relative rights as are hereinafter set forth, in exchange for the shares of Class A Common Stock of the Corporation, par value $0.01 per share (the “Class A Common Stock”), currently held by the Affiliates;

WHEREAS, the Board of Directors is authorized, subject to limitations prescribed by law and the provisions of the Amended and Restated Articles of Incorporation of the Corporation, as amended (the “Articles”), by resolution to provide for the issuance of any series of preferred stock of the Corporation, and to fix the designation of such series, and the voting rights and designations, preferences, qualifications, privileges, limitations, restrictions and other special and relative rights thereof;

WHEREAS, the Board of Directors has determined that it is in the best interests of the Corporation and its stockholders to designate a new series of preferred stock, without par value, of the Corporation in order to facilitate the transactions contemplated by the Subsidiary Exchange Agreement; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to establish and fix the terms of a series of preferred stock of the Corporation and the number of shares constituting such series;

NOW, THEREFORE, BE IT RESOLVED, that, Article Fifth of the Articles is hereby amended to add a new Section C as follows:

C.     Pursuant to the authority granted to the Board of Directors in paragraph A of this Article FIFTH, the Board of Directors has fixed and designated a series of preferred stock having the voting rights and designations, preferences, qualifications, privileges, limitations, restrictions, and other special and relative rights as are hereinafter set forth:

1.             Designation and Number. The shares of such series shall be designated as “Class A Equivalent Preferred Stock” (the “Class A Equivalent Preferred Stock”), and the number of shares constituting such series shall be 872,792. Such number of shares of the Class A Equivalent

Preferred Stock may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Class A Equivalent Preferred Stock to a number less than the number of shares then outstanding plus the number of shares issuable upon exercise or conversion of outstanding rights, options or other securities issued by the Corporation.

2.             Distributions. The holders of Class A Equivalent Preferred Stock shall be entitled to receive, on a pari passu and as-converted basis, any distributions payable to holders of Class A Common Stock determined in each case as if all Class A Equivalent Preferred Stock had been converted into Class A Common Stock pursuant to Section 4 hereof as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Class A Common Stock entitled to such dividends are to be determined); provided, however, the Class A Equivalent Preferred Stock shall not be entitled to receive any distribution by the Corporation of Class A common stock, par value $0.01 per share, of Versant Media Group, Inc., a Pennsylvania corporation (“Versant” and, such shares, the “Versant Class A Common Stock”).

3.             Voting Rights. The holders of shares of Class A Equivalent Preferred Stock shall have the following voting rights:

(a)           Each share of Class A Equivalent Preferred Stock shall entitle the holder thereof to a number of votes on any matter submitted to a vote of the holders of Class A Common Stock equal to the Conversion Rate then in effect multiplied by the number of votes a share of Class A Common Stock is entitled to cast on such matter; provided that while any shares of Class A Equivalent Preferred Stock are owned, directly or indirectly, by the Corporation and controlled, directly or indirectly, by the board of directors of the Corporation, such shares shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares for voting purposes at any given time. Subject to the foregoing, for purposes of calculating the number of votes a share of Class A Common Stock is entitled to cast on any matter submitted to a vote of stockholders of the Corporation, votes represented by shares of Class A Equivalent Preferred Stock shall be included in the “Total Number of Other Votes” (as defined in paragraph (B)(1)(a) of Article FIFTH of the Articles).

(b)           Except as otherwise provided herein, elsewhere in the Articles or otherwise as required by law, the holders of shares of Class A Equivalent Preferred Stock and the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters submitted to a vote of stockholders of the Corporation.

(c)           While any shares of Class A Equivalent Preferred Stock remain outstanding, the provisions of this Section C of Article FIFTH shall not be amended in any manner (whether by merger or otherwise) so as to adversely affect the powers, preferences or special rights of the Class A Equivalent Preferred Stock without the affirmative vote of the holders of a majority of the outstanding shares of Class A Equivalent Preferred Stock, voting separately as a class.

(d)           Except as otherwise provided herein, holders of Class A Equivalent Preferred Stock shall have no special voting rights, and their consent shall not be required for taking any corporate action.

4.             Conversion.

(a)           Right to Convert. Subject to the provisions of this Section 4, at any time after the Issuance Date, each holder of Class A Equivalent Preferred Stock shall have the right by written election to the Corporation to convert all but not less than all of the outstanding shares of Class A Equivalent Preferred Stock (including any fraction of a share) held by such holder into an aggregate number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Equivalent Preferred Stock (including any fraction of a share) to be converted multiplied by (ii) the Conversion Rate as then in effect. The initial “Conversion Rate” shall be 1,000 shares of Class A Common Stock for each share of Class A Equivalent Preferred Stock, prorated for fractional shares. The number of shares of Class A Common Stock into which such shares of Class A Equivalent Preferred Stock shall be converted shall be rounded down to the nearest whole share (based on the aggregate number of shares of Class A Equivalent Preferred Stock being converted by each holder) to avoid fractional shares. As used herein, “Issuance Date” means, for any share of Class A Equivalent Preferred Stock, the date on which the Corporation initially issues such share (without regard to any subsequent transfer of such share or reissuance of the certificate(s) representing such share).

(b)           Adjustments to Conversion Price. If the Corporation shall at any time after the Issuance Date pay any dividend on Class A Common Stock payable in shares of Class A Common Stock or effect a subdivision or combination of the outstanding shares of Class A Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Class A Common Stock, then in each such case the Conversion Rate immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Class A Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Class A Common Stock that were outstanding immediately prior to such event.

(c)           No Other Conversion Rights. Except as provided in this Section 4, the Class A Equivalent Preferred Stock is not convertible into any other property or securities of the Corporation or Versant.

5.             Redemption.

(a)           Optional Redemption. Prior to the Spinoff Record Date, the Corporation may, at its option and without further notice required, redeem at any time all (but not less than all) of the Class A Equivalent Preferred Stock in exchange for shares of Class A Common Stock at a redemption rate equal to the product of (i) the number of shares of Class A Equivalent Preferred Stock (including any fraction of a share) to be redeemed multiplied by (ii) the Conversion Rate as then in effect. The number of shares of Class A Common Stock for which such shares of Class A Equivalent Preferred Stock shall be redeemed shall be rounded down to the nearest whole share (based on the aggregate number of shares of Class A Equivalent Preferred Stock to be redeemed from each holder) to avoid fractional shares.

(b)           Mandatory Redemption. At 11:59 p.m. on the fifth trading day following the date of the Spinoff Distribution, each share of the Class A Equivalent Preferred Stock shall, without any further action on the part of the Corporation or any holder thereof, be redeemed in exchange for Class A Common Stock at a redemption rate equal to the product of (i) the number of shares of Class A Equivalent Preferred Stock (including any fraction of a share) to be redeemed multiplied by (ii) the sum of (A) the Conversion Rate as then in effect plus (B) the Adjustment Rate; provided that the number of shares of Class A Common Stock to which a holder of shares of Class A Equivalent Preferred Stock would otherwise be entitled after giving effect to the calculation set forth in this Section 5(b) shall be rounded down to the nearest whole share (based on the aggregate number of shares of Class A Equivalent Preferred Stock to be redeemed from each holder) to avoid fractional shares.

(c)           Certain Definitions. For purposes of this Section 5:

(1)               “Adjustment Rate” means a number equal to (A) the Spin Adjustment divided by (B) the Post-Separation Class A Common Stock Value;

(2)               “Daily Trading Value” means, with respect to any applicable equity security, the product of (i) the Daily VWAP of such equity security on an applicable trading day and (ii) the Daily Trading Volume of such equity security on such trading day;

(3)               “Daily Trading Volume” means, with respect to any applicable equity security, the total daily trading volume of such equity security for any applicable trading date (including “odd lots”), as published by Bloomberg L.P. on the price and volume dashboard and using the U.S. consolidated ticker, without regard to pre-open or after-hours trading outside any regular trading sessions for such trading day;

(4)               “Daily VWAP” means, with respect to any applicable equity security, the daily volume-weighted average trading price of such equity security on an applicable trading date (including “odd lots”), as published by Bloomberg L.P. and using the U.S. consolidated ticker, without regard to pre-open or after-hours trading outside any regular trading sessions for such trading day;

(5)               “Distribution Ratio” means the number of shares of Versant Class A Common Stock distributed in the Spinoff Distribution for each share of the Corporation’s Class A Common Stock outstanding on the Spinoff Record Date;

(6)               “Overall VWAP” means, with respect to any specified trading period, the quotient obtained by dividing (i) the Total Trading Value of the applicable equity security for such trading period by (ii) the Total Trading Volume of such equity security for such trading period.

(7)               “Post-Separation Class A Common Stock Value” means the Overall VWAP of the Corporation’s Class A Common Stock, trading regular way, over the first five consecutive trading days immediately following the date of the Spinoff Distribution;

(8)               “Post-Separation Versant Class A Common Stock Value” means the Overall VWAP of Versant’s Class A Common Stock, trading regular way, over the first five consecutive trading days immediately following the date of the Spinoff Distribution;

(9)               “Spin Adjustment” means the product of (A) the Post-Separation Versant Class A Common Stock Value, multiplied by (B) the Distribution Ratio, multiplied by (C) the Conversion Rate;

(10)           “Spinoff Distribution” means the distribution by the Corporation of Versant Class A Common Stock held by the Corporation to the holders of Class A Common Stock;

(11)           “Spinoff Record Date” means the record date established by the Board of Directors for the Spinoff Distribution;

(12)           “Total Trading Value” means, with respect to any applicable equity security, the sum of the Daily Trading Value for all trading days during a specified trading period;

(13)           “Total Trading Volume” means, with respect to any applicable equity security, the sum of the Daily Trading Volume for all trading days during a specified trading period.

(d)           No Other Redemption Rights. Except as provided in this Section 5, the Class A Equivalent Preferred Stock is not redeemable for any other property or securities of the Corporation or Versant.

(e)           Effect of Redemption. Shares of Class A Equivalent Preferred Stock that have been issued and redeemed or reacquired by the Corporation in any manner shall have the status of authorized but unissued shares of preferred stock undesignated as to series, and may be designated or re-designated and issued or reissued, as the case may be, as part of any series of Preferred Stock.

6.             Ranking. Subject to the terms hereof, the Class A Equivalent Preferred Stock shall rank pari passu with the Class A Common Stock upon any liquidation, dissolution or winding up of the Corporation.

7.            Mergers, Consolidations, Recapitalizations, etc. If the Corporation shall enter into any merger, consolidation, recapitalization, combination, interest exchange, division or other transaction in which the shares of Class A Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the shares of Class A Equivalent Preferred Stock shall at the same time be similarly exchanged for or changed into the same stock, securities, cash or other property in an amount per share equal to the aggregate amount of such stock, securities, cash or any other property into which or for which each share of Class A Common Stock is changed or exchanged multiplied by the Conversion Rate.

8.             Fractional Shares. Class A Equivalent Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Class A Equivalent Preferred Stock.